Exhibit 4.0

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SILVERGRAPH INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

8.5% CONVERTIBLE PIK NOTE DUE  August 31, 2008

U.S. $______________________

  Issuance Date: March [   ], 2007

No.: PN-0_-_________________

  Maturity Date: August 31, 2008

FOR VALUE RECEIVED, the undersigned, Silvergraph International, Inc., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of _______________________, or any future permitted holder of this note (the “Holder”), at the principal address of the Holder set forth herein, or at such other place as the Holder may designate in writing to the Borrower, the principal sum of _____________________ Dollars ($________________) or such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this note (this “Note”).  The Borrower authorized the issuance of a series of notes (the “Notes”) in a minimum aggregate original principal amount of one hundred thousand dollars ($100,000) up to a maximum aggregate original principal amount of two million dollars ($2,000,000), including this Note.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder (and the holders of all other Notes), dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1

Payment Grace Period.  The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of ten percent (10%) per annum shall apply to the amounts owed hereunder.

1.2

Conversion Privileges.  Subject to Section 2.1(d)(v) hereof, the Conversion Privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock (as hereinafter defined) in accordance with Article II hereof.

1.3

Consideration.  In consideration for the loan evidenced by this Note, the Holder shall be issued a warrant, in the form attached hereto as Exhibit A, for the issuance of _________ shares of Common Stock of the Borrower (calculated by multiplying 11,000 for each $25,000 original principal amount of this Note) at an exercise price of $0.35 per share.

1.4

Holders’ List.  The Holder shall have the right to request in writing a list (the “Holders’ List”) of the names and addresses of the other holders of Notes (the “Other Holders”, collectively with the Holder, the “Holders”) solely for the purposes of either effecting declarations of Events of Default (as hereinafter defined) or amendments to the Notes.  Upon request, Borrower will deliver or cause to be delivered to the requesting Holder the Holders’ List pursuant to the terms of Section 4.4 within five (5) days of the request.

ARTICLE II

CONVERSION RIGHTS AND PAYMENT OF INTEREST

The Holder shall have the right to convert the principal due under this Note into shares of the Borrower's common stock, $0.001 par value per share, (“Common Stock”) as set forth below.

2.1.

Conversion into the Borrower's Common Stock.

(a)

Subject to Section 2.1(d)(v) hereof, the Holder shall have the right (the “Conversion Right”) from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note and accrued but unpaid interest (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest to be converted, by the Conversion Price.  If converted in part, the Note may only be converted in $25,000 increments.

(b)

Subject to adjustment as provided in Section 2.1(d) hereof, the Conversion Price per share shall be equal to $0.22.

(c)

Interest on the outstanding principal balance of this Note shall accrue at a rate of eight and one-half percent (8.5%) per annum.  Interest on the outstanding principal balance of the Note shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days and, subject to the earlier conversion in full of all principal and accrued interest, shall be payable (i) in quarterly installments (“Record Date”) beginning April 1, 2007, 2007 and each January, April, July and October thereafter (to and including the Maturity Date) to holders of record at the close of business thirty (30) days prior to the next interest payment date, and (ii) on the Maturity Date.  Except as expressly provided herein to the contrary, all interest due and owing by the Borrower on this Note on each Record Date shall not be paid by the Borrower to the Holder but shall, instead, be capitalized and compounded by adding such amounts to the then outstanding principal balance of this Note, thereby increasing the principal sum outstanding hereunder by the amount of such payment-in-kind (the “PIK”).  All such PIKs shall accrue interest in accordance with the terms hereof as though such amounts were original principal indebtedness evidenced by this Note.  Any outstanding principal and accrued interest on the Note not otherwise converted pursuant to the Conversion Right shall be due and owing in cash on the Maturity Date.

(d)

The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this Conversion Right remains outstanding, as follows:

(i)

Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(ii)

Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(iv)

Share Issuance.  So long as this Note is outstanding, if the Borrower shall issue or agree to issue any shares of Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement) for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

(v)

Qualified Event.  If, following the Issuance Date, the Borrower issues any shares of Common Stock in conjunction with an equity or equity based financing or combination of equity financings (collectively, the “Equity Financing”) with gross proceeds totaling at least $1,000,000, the outstanding principal amount of this Note together with all accrued but unpaid interest hereunder (the “Outstanding Balance”), shall automatically be converted into shares of Common Stock (the “Qualified Event”) five (5) business days (the “Mandatory Conversion Date”) after the closing of the Equity Financing; provided, however, that if the blended per share purchase price of the securities purchased in the Equity Financing is less than the Conversion Price, then in lieu of the Qualified Event, the Borrower has the option to redeem (the “Optional Redemption”) the outstanding principal and interest of the Notes no more than fifteen (15) days after the date of mailing of the notice of redemption to the holder of this Note and each other holder of Notes, which mailing date shall be no later than the Mandatory Conversion Date and which date shall be the date by which the Borrower must elect to redeem.  The notice of redemption shall set forth the date fixed for redemption.  For purposes of determining the number of equity securities to be received by the Holder upon such conversion in the event that the Borrower does not elect the Optional Redemption or fails to mail a notice of redemption by the Mandatory Conversion Date, the Holder shall be deemed to have tendered 110% of the Outstanding Balance of the Note as payment of the purchase price for the Common Stock as the result of the Qualified Event. If, however, the price per share pursuant to the Qualified Event is equal to or greater than the Conversion Price, the Holder shall be deemed to have tendered 100% of the Outstanding Balance of the Note as payment of the purchase price for the Common Stock as the result of the Qualified Event.  Upon a conversion pursuant to a Qualified Event, the Holder shall automatically be deemed to be a purchaser in such Equity Financing and shall be granted all rights afforded a purchaser in the Equity Financing, and upon consummation of an Equity Financing, this Note shall cease to exist and all rights and obligations of the Borrower and Holder shall terminate.  Notwithstanding any other term of this Note, the Conversion Right shall terminate two (2) business days after the Qualified Event.  Borrower shall provide immediately after the Qualified Event to the holder of this Note and each other holder of Notes, notice of the occurrence of the Qualified Event, including the date of the Qualified Event, the amount of the Equity Financing and the blended per share purchase price of the Equity Financing.

(e)

Whenever the Conversion Price is adjusted pursuant to Section 2.1(d) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(f)

During the period the Conversion Right exists, Borrower will reserve from its authorized and unissued Common Stock 125% of the shares of Common Stock necessary to provide for the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and nonassessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2

Method of Conversion. The Holder may convert this Note in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, the Borrower shall issue to the Holder a new Note containing the same date and provisions of this Note, at the request of the Holder, for the principal balance of this Note and interest which shall not have been converted or paid.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived:

3.1

Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date;

3.2

Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from Holders of Notes representing greater than fifty percent (50%) of the then outstanding principal of the Notes;

3.3

Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing, not otherwise cured by Borrower within thirty (30) days after written notice from Holders of Notes representing greater than fifty percent (50%) of the then outstanding principal of the Notes;

3.4

Receiver or Trustee.  The Borrower makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower which is not dismissed within sixty (60) days of appointment; or

3.5

Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower is not dismissed within forty-five (45) days of initiation.

ARTICLE IV

MISCELLANEOUS

4.1

Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2

Registration Rights. The Borrower has granted the Holder of this Note certain registration rights.  These registration rights are set forth in the Subscription Agreement.  The terms of the Subscription Agreement are incorporated herein by this reference.

4.3

Ranking.  With respect to rights of liquidation, winding up and dissolution of the Borrower, this Note shall rank senior to all classes of Common Stock and preferred stock of the Borrower.  All Notes issued and outstanding hereunder rank on a parity with each other without preference, priority or distinction of any one thereof over any other by reason of difference in time of issuance or otherwise.

4.4

Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Silvergraph International, Inc., 11919 Burke Street, Santa Fe Springs, California 90670-2507, Attn: James R. Simpson, Chief Executive Officer, telecopier: (562) 696-0090 and (ii) if to the Holder, to the name, address and telecopy number set forth in the Subscription Agreement.

4.5

Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. The Notes may be amended without the consent of the Holders to (i) add any additional Events of Default, (ii) secure the Notes with collateral, or (iii) cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provision in the Notes (provided that such action shall not adversely affect the interests of the Holders.  The Notes may only be amended with the consent of all the Holders to (a) reduce the principal amount of or reduce the rate of interest of the Notes, (b) change the place or coin or currency for payment of principal of or interest on the Notes or (c) impair the right to institute suit for the enforcement of any payment on or after the Maturity Date.  The consent of an aggregate of Holders holding at least sixty-six and 2/3rds percent (66-2/3%) of the total outstanding principal amount of all Notes is required to: (1) change the Maturity Date or date for any payment of interest, (2) permit the creation of a lien with respect to any collateral that may be used to secure the Notes or release or terminate any lien already securing all or any portion of the collateral used to secure the Notes, (3) modify the ranking or priority of the Notes or (4) waive an Event of Default, except for a default pursuant to Section 3.1, which shall require the consent of all Holders.

4.6

Assignability.  Except for the actions contemplated in Section 2.1(d)(i), the obligations of Borrower under this Note are not assignable without the consent of the Holder.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.7

Costs.  Upon an occurrence of an Event of Default, Borrower shall pay the Holder hereof all reasonable expenses of Holder, including attorneys' fees, in connection with the enforcement of the rights of the Holder hereunder.

4.8

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Nevada.  Any dispute relating to this Note shall be adjudicated in the State of Nevada.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.

4.9

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.10

Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ___ day of August, 2006.

SILVERGRAPH INTERNATIONAL, INC.

_______________________________________

By:  James R. Simpson, Chief Executive Officer

ATTEST:

_____________________________
William W. Lee, President

ANNEX A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $________ of the principal and $________ of the interest due on the 8.5% Convertible PIK Note due  August [31], 2008 issued by Silvergraph International, Inc. into Shares of Common Stock of Silvergraph International, Inc. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: _____________________________________________

Conversion Price: _______________________________________________

Shares To Be Delivered: __________________________________________

Name in Which Shares Are to Be Placed
If Other Than Registered Holder: ___________________________________

Signature (if individual): __________________________________________

Signature (if entity):

_________________________

By: ___________

Title: __________

Print Name: ____________________________________________________

Address: _______________________________________________________

  _______________________________________________________

EXHIBIT A

FORM OF WARRANT